Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Press Contact:

Steve Kunszabo	Marie Knowles
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	marie.knowles@iridium.com

IRIDIUM ANNOUNCES EXTENSION TO EXCHANGE OFFER FOR $11.50 WARRANTS

MCLEAN, Va. - June 16, 2011 - Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today announced that it has amended its offer to exchange its remaining outstanding $11.50 warrants for Iridium common stock. The Company has extended the exchange offer until 5:00 pm Eastern Time (ET) on Wednesday, June 22, 2011 to allow additional time for warrant holders to tender $11.50 warrants.

As previously announced, Iridium is offering holders of Iridium’s $11.50 warrants 0.22 shares of common stock for every one warrant tendered (equivalent to approximately one share for every 4.55 $11.50 warrants tendered). The warrants currently trade under the symbol IRDMZ on the NASDAQ Stock Market. Warrant holders who have previously validly tendered and not withdrawn $11.50 warrants do not need to re-tender their warrants or take any other action in response to the extension of the tender offer. As of 5:00 pm Eastern Time (ET) on Wednesday, June 15, 2011, holders of approximately 5.9 million $11.50 warrants, or approximately 95% of the outstanding $11.50 warrants, had tendered and not withdrawn their $11.50 warrants pursuant to the tender offer. Combined with the previously announced exchanges closed on April 29 and May 4, 2011, this represents 98% of the total number of $11.50 warrants outstanding prior to the exchanges.

The terms and conditions of the tender offer, prior to the amendments described in this release, were set forth in Iridium’s Offer Letter (the “Offer Letter”) and Letter of Transmittal (the “Letter of Transmittal), each dated May 17, 2011, and the other related materials that Iridium distributed to holders of the $11.50 warrants, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to Iridium’s Schedule TO on May 17, 2011 (the “Original Tender Offer Materials”). The Original Tender Offer Materials have been amended and supplemented by Amendment No. 1 to the Schedule TO, which was filed with the SEC on June 1, 2011 and Amendment No. 2 to the Schedule TO, which was filed with the SEC on June 16, 2011 (collectively, the “Schedule TO Amendments”). The term “tender offer,” when used in this release, shall refer to the terms and conditions described in the Original Tender Offer Materials, as amended and supplemented by the Schedule TO Amendments and this release.

Important Information

This press release and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of Iridium. Warrant holders are advised to read the offer to exchange, the letter of transmittal and all related documents, as they contain important information about the exchange offer. Security holders can obtain these documents free of charge from the SEC’s website at www.sec.gov. In addition, copies of these documents and other filings containing information about Iridium may be obtained, without charge, by directing a request to Iridium, attention Investor Relations, at (703) 287-7570 or on Iridium’s website at www.iridium.com.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and trades on the NASDAQ Global Select Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units). For more information about Iridium products, services and partner solutions, visit www.iridium.com.

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